For Immediate Release

Media:
Thomas Furr
Smart Online, Inc.
919-765-5000
tfurr@smartonline.com

Smart Online Resumes Trading on the OTC Bulletin Board

RESEARCH TRIANGLE PARK, N.C., September 11, 2006 — Smart Online (OTCBB: SOLN) a leading provider of Software-as-a-Service (SaaS) for the small business (SB) market, today announced that its stock has resumed trading on the OTC Bulletin Board.

“We are very pleased to again be listed on the Bulletin Board and would like to thank our shareholders for their support through the last few quarters. We believe this step is an important accomplishment in light of the Securities and Exchange Commission’s suspension of our trading in January 2006 and our Audit Committee’s independent investigation. As we continue to focus on improving our controls and procedures and on building the leading on-demand small business applications to build a strong company, I also would like to commend our employees whose energy and dedication have been an essential part of bringing us to this point.” said Michael Nouri, chief executive officer and president, Smart Online Inc.

About Smart Online, Inc.

Smart Online Inc. (OTCBB: SOLN), a pioneer of Web-native applications, offers a private-label syndicated online business platform that enables Web delivery of applications and services used to start and manage small businesses. In 1999, Smart Online converted its business applications to a Software-as-a-Service (SaaS) Web delivery model. Today, the company markets its Web-based business applications to customers via its private-labeling of its syndicated software services to corporations in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites Smart Online’s applications to enable their existing business customers, and new customers, to run their businesses more efficiently without the upfront capital typically required for integrated business software and IT resources. To learn more go to http://www.smartonline.com.

Smart Online, the Smart Online logo, and OneBiz are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements

Statements in this press release that are “forward-looking statements,” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions, product announcements by other companies, our ability to raise capital to increase our sales and marketing budget and customer perception of the value of our enhanced products. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q, copies of which may be obtained on the Web site of the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Smart Online on the date hereof. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.